Exhibit 10.5

EXECUTION VERSION

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of May 16, 2025, by and among VenHub Global, Inc., a Delaware corporation (the “Company”), and the Investors (as defined below).

RECITALS

WHEREAS, the Company and Target Global Acquisition I Corp., a Cayman Islands exempted company (“TGAA”) and the other parties thereto are entering into a Settlement, Termination and Mutual Release Agreement, dated May 16, 2025 (the “Settlement Agreement”), pursuant to which the consideration to be provided to the Investor includes, among other things, 3,462,375 shares (the “Initial Settlement Shares”) of common stock, par value $0.001 per share of the Company (“Common Stock”);

WHEREAS, the Investor is entitled to an additional 400,000 shares of Common Stock (the “Additional Settlement Shares” and together with the Initial Settlement Shares, the “Settlement Shares”) if the Company enters into a “Qualifying de-SPAC” transaction (as defined below);

WHEREAS, in connection with the Settlement Agreement of even date herewith by and among the Company and such Investors, under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by the undersigned parties.

NOW, THEREFORE, the parties agree as follows:

1.	Definitions.

For purposes of this Agreement:

Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

“Agreement Relating to Lock-Up Securities” means the agreement with respect to the Initial Settlement Shares between the Company and the Investor with respect to 70% of the Initial Settlement Shares in the event of an IPO or a de-SPAC.

“Board of Directors” means the board of directors of the Company.

“Capital Raise” means any capital-raising or financing transaction for cash whether it be in the form of equity or debt securities, loans or promissory notes including an IPO, Direct Listing or Sale of the Company, private placement or public offering, Regulation A or C offering, or investment by venture capital, sovereign wealth or private equity funds and other investment funds, high-net worth individuals or managed accounts and similar investors.

“Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock, and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Key Holder, any Investor, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by an Investor or Key Holder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

“Change of Control” means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than 50% of the outstanding voting power of the Company.

“Common Stock” shall have the meaning set forth in the Recitals.

“Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

“Deemed Liquidation Event” shall be any one of the following unless the holders of all the Settlement Shares, elect otherwise by written notice sent to the Company at least 10 days prior to the effective date of any such event:

i. a merger, consolidation, statutory conversion, transfer, domestication, share exchange or division, or continuance, in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its Capital Stock pursuant to such merger, consolidation, statutory conversion, transfer, domestication, share exchange or division, or continuance, except any such merger, consolidation, statutory conversion, transfer, domestication, share exchange or division or continuance involving the Company or a subsidiary in which the shares of Capital Stock of the Company outstanding immediately prior to such merger, consolidation, statutory conversion, transfer, domestication, share exchange or division, or continuance continue to represent, or are converted into or exchanged for shares of Capital Stock or other equity interests that represent, immediately following such merger, consolidation, statutory conversion, transfer, domestication, share exchange or division, or continuance, a majority of the Capital Stock or other equity interests of (1) the surviving or resulting corporation or entity; or (2) if the surviving or resulting corporation or entity is a wholly owned subsidiary of another corporation or entity immediately following such merger, consolidation, statutory conversion, transfer, domestication, share exchange or division, or continuance, the parent corporation or entity of such surviving or resulting corporation or entity; or

ii. (i) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all of the business or the assets of the Company and its subsidiaries taken as a whole, or (ii) the sale, lease, transfer, exclusive license or other disposition (whether by merger, consolidation, statutory conversion, domestication, continuance or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

“de-SPAC” means, a Sale of the Company to or with a special purpose acquisition company, blank check or shell company or similar company.

“Direct Listing” means the initial listing of the Common Stock (or other equity securities of the Company) on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board of Directors by means of an effective registration statement filed by the Company with the SEC, without a related underwritten offering of such Common Stock (or other equity securities).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction (unless in connection with a De-SPAC); (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form or similar form including Form F-1, under the Securities Act subsequently adopted by the SEC.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC, including Form F-3.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Holder” means any holder of Registrable Securities who is a party to this Agreement.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner or similar statutorily-recognized domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of a natural person referred to herein.

“Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

“Investors” means the persons named on Schedule A hereto, each person to whom the rights of an Investor are assigned pursuant to Section 6.1, and each person who hereafter becomes a party to this Agreement pursuant to Section 6.9.

“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

“Key Holders” means SSO, LLC, Shahan Ohanessian and Shoushanna Ohanessian or any its, his or her Affiliates.

“Monetization Restriction” has the meaning in Section 3.9.

“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

“Permitted Transferee” has the meaning set forth in the Agreement Relating to Lock-Up Securities.

“Person” means any individual, corporation, partnership, trust, limited liability company, association, or other entity.

“Preferred Stock” means, collectively, shares of the Company’s Series A Preferred Stock and Series B Preferred Stock and any other preferred stock issued by the Company.

“Proposed Key Holder Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Key Holders.

“Proposed Transfer Notice” means written notice from a Key Holder setting forth the terms and conditions of a Proposed Key Holder Transfer.

“Prospective Transferee” means any Person to whom a Key Holder proposes to make a Proposed Key Holder Transfer.

“Qualifying Capital Raise” means a $16 million or greater Capital Raise.

“Qualifying de-SPAC” means, a Sale of the Company to or with a special purpose acquisition company, blank check or shell company or similar company at a pre-money valuation of $750 million or greater.

“Qualifying IPO” means an IPO in which the Target Portion shares are sold as part of the IPO and the net proceeds to the Investor for the Target Portion shares after deduction of underwriting discounts and commission is equal to or greater than $7.00 per share.

“Registrable Securities” means (i) the Settlement Shares and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (i) above.

“Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

“Requisite Holders” means (a) prior to the IPO, the Investors holding a majority of the then outstanding shares of Settlement Shares, and (b) following the IPO, the Investors holding a majority of the then outstanding shares of Registrable Securities.

“Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Section 2.12(a) hereof.

“Right of Co-Sale” means the right, but not an obligation, of an Investor to participate in a Proposed Key Holder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

“Sale of the Company” means either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than 50% of the out-standing voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Deemed Liquidation Event.”

“Sanctioned Party” means any Person: (i) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions (“Restricted Countries”)); (ii) 50% or more owned or controlled by the government of a Restricted Country; or (iii) (A) designated on a sanctioned parties list administered by the United States, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identification List (collectively, “Designated Parties”); or (B) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party, in each case only to the extent that dealings with such Person are prohibited pursuant to applicable Sanctions.

“Sanctions” means applicable laws and regulations pertaining to trade and economic sanctions administered by the United States.

“SEC” means the Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“Secured Promissory Note” means the promissory note issued to the Investor in the initial aggregate principal amount of $2.5 million.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

“Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.001 per share.

“Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.001 per share.

“Target Portion” means 30% of the Initial Settlement Shares, initially 1,038,712 shares of Common Stock, as may be adjusted for splits, dividends, etc..

“Transaction Agreements” means the Settlement Agreement, the Agreement Relating to Lock-Up Securities, the Secured Promissory Note, the IP Security Agreement.

“Transfer Stock” means shares of Capital Stock owned by a Key Holder, or issued to a Key Holder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).

2.	Registration Rights.

The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If at any time after the earlier of (i) December 31, 2025 or (ii) 180 days after the effective date of the registration statement for the IPO or Direct Listing, as applicable, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to Registrable Securities then outstanding having an anticipated aggregate offering price, net of Selling Expenses, would exceed $15,000,000, then the Company shall: (x) within ten days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within 60 days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within 20 days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $10,000,000, then the Company shall (i) within ten days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within 45 days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within 20 days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than 45 days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any 12-month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such 45 day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a), (i) during the period that is 60 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 180 days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b), (i) during the period that is 30 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 2.1(b) within the 12-month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Section 2.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Section 2.1(d).

2.2 Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration or a registration pursuant to Section 2.1), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within 20 days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriters selected for such underwriting; provided, however, that no Holder (or any of their assignees) shall be required to make any representations, warranties or indemnities except as they relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such Holder shall be several and not joint, and limited to an amount equal to the net proceeds from the offering received by such Holder. Notwithstanding any other provision of this Section 2.3, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s Capital Stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced below the Target Portion unless all other securities are first entirely excluded from the offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than 50% of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120-day period shall be extended for up to an additional 90 days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection, during normal business hours and upon reasonable advance notice, by the selling Holders, any managing underwriter participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company that are reasonably necessary to conduct adequate due diligence, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company;, shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn for any reason other than a material adverse change in the Company’s condition, business, or prospects (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 (other than fees and disbursements of counsel to any Holder, which shall be borne solely by the Holder engaging such counsel) shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2 or in connection with a Direct Listing, as applicable:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration except to the extent such information has been corrected in a subsequent writing prior to the sale of Registrable Securities to the Person asserting the claim.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration and that has not been corrected in a subsequent writing prior to the sale of Registrable Securities to the Person asserting the claim; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, only to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that any matter expressly provided for or addressed by the provisions of this Section 2.8 that is not expressly provided for or addressed by the underwriting agreement shall be controlled by the foregoing provisions.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement or any provision(s) of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO or Direct Listing, as applicable;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the registration statement filed by the Company for the IPO or Direct Listing, as applicable), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Requisite Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would (i) provide to such holder or prospective holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include; or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to Registrable Securities acquired by any additional Investor that becomes a party to this Agreement.

2.11 Restrictions on Transfer.

(a) The Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act and all other applicable U.S. laws and regulations. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Notwithstanding the foregoing, the Company shall not require any transferee of shares pursuant to an effective registration statement or, following the IPO or Direct Listing, as applicable, SEC Rule 144, in each case, to be bound by the terms of this Section 2.11.

(a) Each certificate, instrument, or book entry representing the Registrable Securities, upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.11(b)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE APPLICABLE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM REGISTRATION REQUIREMENT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.11.

(b) The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, or following the IPO or Direct Listing, as applicable, the transfer is made pursuant to SEC Rule 144, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer, provided that no such notice shall be required in connection if the intended sale, pledge or transfer complies with SEC Rule 144. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a notice, legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that with respect to transfers under the foregoing clause (y), each transferee agrees in writing to be subject to the terms of this Section 2.11. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.11(a), except that such certificate, instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act and the Company will use commercially reasonable efforts to cause any such legend to be removed.

2.12 Termination and Suspension of Registration Rights.

(a) The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or 2.2 shall terminate, as to such Holder, upon the earliest to occur of:

(i) the closing of a Deemed Liquidation Event in which (x) the consideration received by the Investors in such Deemed Liquidation Event is in the form of cash and/or publicly traded securities, or (y) if the Investors receive registration rights from the acquiring company or other successor to the Company reasonably comparable to those set forth in this Section 2; and

(ii) such time after consummation of an IPO or Direct Listing, whichever is earlier, when the Holder (A) together with its “affiliates” (as determined under SEC Rule 144) holds less than 1% of the outstanding Capital Stock of the Company and (B) may immediately sell all of the Holder’s Registrable Securities under SEC Rule 144 without volume limitation, or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation, during a three-month period without registration; and

(iii) the fifth anniversary of the IPO or Direct Listing, as applicable, or such later date that is 180 days following the expiration of all deferrals of the Company’s obligations pursuant to Section 2 that remain in effect as of such anniversary.

(b) The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or 2.2 shall be suspended during any time as such Holder is a Sanctioned Party.

3.	Information Rights.

3.1 Delivery of Financial Statements.

(a) The Company shall deliver to each Investor:

(i) as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Company (A) a balance sheet as of the end of such year, (B) statements of income and of cash flows for such year, and (C) a statement of stockholders’ equity as of the end of such year, all such financial statements prepared in accordance with GAAP and audited and certified by independent public accountants of regionally recognized standing selected by the Company;

(ii) as soon as practicable, but in any event within 45 days after the end of each quarter of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal year-end audit adjustments; and (B) not contain all notes thereto that may be required in accordance with GAAP);

(iii) as soon as practicable, but in any event within 45 days after the end of each quarter of each fiscal year of the Company, a statement showing the number of shares of each class and series of Capital Stock and securities convertible into or exercisable for shares of Capital Stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Investors to calculate their respective percentage equity ownership in the Company; provided, however, if the information required by this subsection is contained in the financial statements delivered under this section it need not be separately provided;

(b) Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date 30 days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Termination of Information Rights. The covenants set forth in Section 3.1, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO or Direct Listing, as applicable; (ii) with respect to any Investor that is or becomes a Sanctioned Party, for so long as such Investor is a Sanctioned Party; or (iii) when the Company, or an entity of which it is or will shortly become a subsidiary, first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iv) upon the closing of a Deemed Liquidation Event, whichever event occurs first; provided, that, with respect to clause (iv), the covenants set forth in Section 3.1 shall only terminate if the consideration received by the Investors in such Deemed Liquidation Event is in the form of cash and/or publicly traded securities or if the Investors receive financial information from the acquiring company or other successor to the Company comparable to those set forth in Section 3.1.

3.3 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company) any confidential information obtained from the Company (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.3 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.3; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

3.4 Right of Co-Sale.

(a) Exercise of Right. Each respective Investor may elect to exercise its Right of Co-Sale and participate on a pro rata basis in a Proposed Key Holder Transfer as set forth in Section 3.4(b) below and, subject to Section 3.4(d), otherwise on the same terms and conditions specified in the Proposed Transfer Notice. Each Investor who desires to exercise its Right of Co-Sale (each, a “Participating Investor”) must give the selling Key Holder written notice to that effect within 15 days after the deadline, and upon giving such notice such Participating Investor shall be deemed to have effectively exercised the Right of Co-Sale.

(b) Shares Includable. Each Participating Investor may include in the Proposed Key Holder Transfer all or any part of such Participating Investor’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Key Holder Transfer by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Participating Investor immediately before consummation of the Proposed Key Holder Transfer, plus the number of shares of Transfer Stock held by the selling Key Holders. To the extent one or more of the Participating Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Key Holder may sell in the Proposed Key Holder Transfer shall be correspondingly reduced.

(c) Purchase and Sale Agreement. The Participating Investors and the selling Key Holder agree that the terms and conditions of any Proposed Key Holder Transfer in accordance with this Section 3.4 will be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Participating Investors and the selling Key Holder further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Section 3.4.

(d) Allocation of Consideration.

(i) Subject to Section 3.4(d)(ii), the aggregate consideration payable to the Participating Investors and the selling Key Holder shall be allocated based on the number of shares of Capital Stock sold to the Prospective Transferee by each Participating Investor and the selling Key Holder as provided in Section 3.4(b), provided that if a Key Holder wishes to sell Preferred Stock, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Preferred Stock into Common Stock.

(ii) In the event that the Proposed Key Holder Transfer constitutes a Change of Control, the terms of the Purchase and Sale Agreement shall provide that the aggregate consideration from such transfer shall be allocated to the Participating Investors and the selling Key Holder in accordance with this Agreement as if (A) such transfer were a Deemed Liquidation Event, and (B) the Capital Stock sold in accordance with the Purchase and Sale Agreement were the only Capital Stock outstanding. In the event that a portion of the aggregate consideration payable to the Participating Investor(s) and selling Key Holder is placed into escrow and/or is payable only upon satisfaction of contingencies, the Purchase and Sale Agreement shall provide that (x) the portion of such consideration that is not placed in escrow and is not subject to contingencies (the “Initial Consideration”) shall be allocated in accordance with this Agreement, and (y) any additional consideration which becomes payable to the Participating Investor(s) and selling Key Holder upon release from escrow or satisfaction of such contingencies shall be allocated in accordance with this Agreement after taking into account the previous payment of the Initial Consideration as part of the same transfer.

(e) Purchase by Selling Key Holder; Deliveries. Notwithstanding Section 3.4(c) above, if any Prospective Transferee(s) refuse(s) to purchase securities subject to the Right of Co-Sale from any Participating Investor or Investors or upon the failure to negotiate in good faith a Purchase and Sale Agreement reasonably satisfactory to the Participating Investors, no Key Holder may sell any Transfer Stock to such Prospective Transferee(s) unless and until, simultaneously with such sale, such Key Holder purchases all securities subject to the Right of Co-Sale from such Participating Investor or Investors on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice and as provided in Section 3.4(d)(i); provided, however, if such sale constitutes a Change of Control, the portion of the aggregate consideration paid by the selling Key Holder to such Participating Investor or Investors shall be made in accordance with the first sentence of Section 3.4(d)(ii). In connection with such purchase by the selling Key Holder, such Participating Investor or Investors shall deliver to the selling Key Holder any stock certificate or certificates, properly endorsed for transfer, representing the Capital Stock being purchased by the selling Key Holder (or request that the Company effect such transfer in the name of the selling Key Holder). Any such shares transferred to the selling Key Holder will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice, and the selling Key Holder shall concurrently therewith remit or direct payment to each such Participating Investor the portion of the aggregate consideration to which each such Participating Investor is entitled by reason of its participation in such sale as provided in this Section 3.4(e).

(f) Additional Compliance. If any Proposed Key Holder Transfer is not consummated within 45 days after receipt of the Proposed Transfer Notice by the Company, the Key Holders proposing the Proposed Key Holder Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 3.4. The exercise or election not to exercise any right by any Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 3.4.

3.5 Effect of Failure to Comply.

(a) Transfer Void; Equitable Relief. Any Proposed Key Holder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b) Violation of Co-Sale Right. If any Key Holder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Participating Investor who desires to exercise its Right of Co-Sale under Section 3.4 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Key Holder to purchase from such Participating Investor the type and number of shares of Capital Stock that such Participating Investor would have been entitled to sell to the Prospective Transferee had the Prohibited Transfer been effected in compliance with the terms of Section 3.4. The sale will be made on the same terms, including, without limitation, as provided in Section 3.4(d)(i) and the first sentence of Section 3.4(d)(ii), as applicable, and subject to the same conditions as would have applied had the Key Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within 90 days after the Participating Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 3.4. Such Key Holder shall also reimburse each Participating Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Participating Investor’s rights under Section 3.4.

3.6 Qualifying Capital Raise. In the event of a Qualifying Capital Raise, the Company agrees to facilitate the sale of the Target Portion and/or provide liquidity to the Investor in cash at the pro rata price per share of the Company valuation.

3.7 Qualifying IPO. In the event of a Qualifying IPO, the Investor agrees to forfeit 125,000 shares of Common Stock (the “Forfeiture Shares”) to the Company as early as one business day following the closing of the Qualifying IPO or at such time immediately following the expiration of the customary lock-up period or earlier as permitted by the managing underwriter; provided, however, if such forfeiture or cancellation would result in a matchable transaction under Section 16 of the Exchange Act, the Investor shall not be required to forfeit the Forfeiture Shares until such period where disgorgement would not result.

3.8 Qualifying de-SPAC. In the event of a Qualifying de-SPAC, the Company agrees to issue the Holder the equivalent of an additional 400,000 shares of Common Stock in connection with the consummation of the Qualifying de-SPAC.

3.9 Monetization Restriction. In the event of a Direct Listing, the Investor agrees to limit the sales of any freely tradeable shares to 20% of the Company’s average daily trading volume on any trailing five-day trading period (the “Monetization Restriction”).

3.10 Additional Rights.

(a) In the event of an IPO or Direct Listing where the Company’s market valuation is less than $300 million, the Investor shall have weighted average anti-dilution rights, calculated using the broad-based weighted average formula. For example, if the SPAC valued the Company at $650 million, at a $300 million or less valuation, new shares would be issued sufficient to preserve the anticipated value of approximately ~$35 million in value at the date of the Direct Listing or IPO.

(b) Notwithstanding the foregoing, in the event the Company or any Key Holder initiates a confidential submission or filing of a registration statement for a Direct Listing, the Investor and the Settlement Shares shall be included as a Registered Shareholder with respect to the Target Portion.

(c) In the event of a Capital Raise of more than $12.5 million, an IPO, Direct Listing or Sale of the Company, the Company shall use net proceeds to satisfy its obligations under the Secured Promissory Note.

(d) In the event of a Qualifying de-SPAC, the Company agrees to issue the Holder the equivalent of an additional 400,000 shares of Common Stock in connection with the consummation of the Qualifying de-SPAC.

(e) In the event of a de-SPAC, the Holder’s Target Portion shall not be subject to any contractual lock-up by the SPAC and shall be registered on any registration statement in connection with the approval of the transaction and the remaining Settlement Shares shall be subject to such lock-up restrictions that are imposed on the Company’s stockholders on a most-favored nations basis.

4.	Miscellaneous.

4.1 Successors and Assigns. The rights under this Agreement may be assigned, including to Permitted Transferees without the consent of the Company (but only with all related obligations) by a Holder; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement; and (z) such assignee is not a Sanctioned Party. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

4.2 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

4.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

4.5 Notices.

(a) General. All notices and other communications given or made pursuant to this Agreement shall be in writing (including electronic mail as permitted in this Agreement) and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or (as to the Company) to the address set forth on the signature page hereto, or in any case to such email address or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to Smith Eilers, PLLC, 149 South Lexington Ave., Asheville, NC 28801, Attention: William Eilers, and if notice is given to any Investor, a copy (which copy shall not constitute notice) shall also be given to ay “cc” address noted on Schedule A for such Investor.

(b) Consent to Electronic Notice. Each party to this Agreement consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic mail pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such party’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic mail is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each party to this Agreement agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

4.6 Amendments and Waivers.

(a) Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Requisite Holders; provided that the Company may in its sole discretion waive compliance with Section 2.11(b) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.11(b) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. For the avoidance of doubt, Registrable Securities do not include any shares held by a person or entity that is a Sanctioned Party.

(b) Notwithstanding in this Agreement to the contrary, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion and (ii) Sections 2.1 and 2.2, 3 and 4 and any other section of this Agreement applicable to the Investor (including this clause (b) of this Section 4.6(b)(ii)) may be amended, modified, terminated or waived with only (and only with) the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding and held by the Investors, and (iii) no provision that names a specific Investor by name may be amended or waived with respect to, or terminated pursuant to this Section 4.6 relative to, such Investor without such Investor’s written consent.

(c) Further notwithstanding anything in this Agreement to the contrary, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties.

(d) The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto whose rights and/or obligations were affected by such amendment, modification, termination, or waiver and that did not consent in writing to such amendment, modification, termination, or waiver; provided that the failure to provide such notice shall not invalidate any amendment, modification, termination or waiver in accordance with this Section 6.6.

(e) Any amendment, modification, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto or received notice thereof.

(f) No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

4.7 Severability. In case any provision contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

4.8 Aggregation of Stock; Apportionment. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliates may apportion such rights as among themselves in any manner they deem appropriate, provided that such apportionment shall not increase the Company’s obligations or decrease the Company’s rights under this Agreement.

4.9 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) together with the other Transaction Agreements constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between or among any of the parties are expressly canceled.

4.10 Dispute Resolution.

The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Southern District of New York or any court of the State of New York having subject matter jurisdiction.

Waiver of Jury Trial: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

4.11 Costs of Enforcement. Each party will bear its own costs in respect of any disputes arising under this Agreement.

4.12 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

COMPANY:	VENHUB GLOBAL, INC.

	By:	/s/ Shahan Ohanessian
	Name:	Shahan Ohanessian
	Title:	CEO
	Address:	518 E Fair Oaks Avenue
Pasadena, CA 91105
Email:

INVESTORS:	TARGET GLOBAL ACQUISITION I CORP.

	By:	/s/ Michael Minnick
	Name:	Michael Minnick
	Title:	Chief Executive Officer

[Signature Page to Investors’ Rights Agreement]

SCHEDULE A

INVESTOR

Investor Name: Target Global Acquisition I Corp.

Address: P.O. Box 10176, Governor’s Square 23, Lime Tree Bay Avenue, Grand Cayman, KY-1002,

Cayman Islands

Phone Number: (212) 796-4796

Email: mm@iigholdings.com

Cc:

Orrick Herrington & Sutcliffe LLP

51 West 52nd Street

New York, NY 10019

Attention: Alice Hsu

Email: ahsu@orrick.com